                                                                    Exhibit 99.1


(BW)(CA-MICROSEMI)(MSCC) Microsemi's Operating Momentum Continues


   IRVINE, Calif.--(BUSINESS WIRE)--April 25, 2002--

--  Second Quarter Results in Line with Guidance

--  Gross Margins up 370 Basis Points over Prior Year Second Quarter

--  Positive Book-to-Bill Ratio of 1.02 for Second Quarter

   Microsemi Corp. (Nasdaq:MSCC) today reported results for its fiscal 2002 second quarter.

   Net sales for the quarter ended March 31, 2002 were $55 million, compared with net sales from continuing business of $60.7 million in the second quarter of 2001, which excluded net sales of $2.4 million from businesses closed. Second quarter pro forma net income (pro forma excludes items as indicated in attached table) was $2.6 million, or $0.09 per share diluted, compared with $4.7 million, or $0.16 per share diluted, in the second quarter of last year.

   James J. Peterson, president and CEO, stated that: "We are very pleased with our second quarter results, being within our guidance. Microsemi has benefited from its strong design win activity over the last 18 months and our strategic diversification."

   Revenues for the first six months of fiscal 2002 were $112 million compared with last fiscal year of $121.5 million which excludes $4.6 million from businesses closed. Pro forma net income for the first six months of fiscal year 2002 totaled $7.6 million, or $0.25 per share diluted, compared with $9.3 million, or $0.32 per share diluted, in the first half of fiscal year 2001.

   The company also reported previously announced Asset Impairments and Restructuring charges. The total of the charges, which is not reflected in the pro forma results reported above totaled $6.9 million. The Asset Impairment charges of $1.6 million relate to component assembly equipment at its Watertown, Mass. facility.

   The Restructuring charges of $5.3 million are associated with the company's Capacity Optimization and Profit Enhancement Program. The objectives of this program are to increase companywide capacity utilization and operating efficiencies through consolidations and realignments of operations. The program, when completed over the next 12 months, is expected to result in annual pre-tax cost savings of $5 million to $7 million.

   The book-to-bill ratio for the quarter was 1.02.

   Peterson said that: "The strength of our book-to-bill ratio and the modest decline in our revenues from a year ago demonstrate the value of our strategies. We have withstood this down cycle better than most."

   Business outlook for the third quarter is improved over the second quarter. Although the anticipated improvement in military orders has been slower to develop than anticipated, military order rates are expected to accelerate in the next two quarters. This is based upon contract awards and expectations reported by prime and second tier government suppliers as well as expectations for the 2003 defense budget.

   The positive book-to-bill ratio for the quarter is essentially due to growth in commercial markets. Revenues in the third quarter are expected to be $56 million to $58 million and diluted pro forma EPS is expected to be $0.09 to $0.11.

   About Microsemi

   Microsemi is a leading designer, manufacturer and marketer of analog, mixed-signal and discrete semiconductors. The company's semiconductors manage and regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

   Microsemi products include individual components as well as complete circuit solutions that enhance customer designs by providing battery optimization, reducing size or protecting circuits. Markets the company serves include mobile connectivity, computer/peripherals, telecommunications, medical, industrial/commercial, space/satellite and military.

   More information may be obtained by contacting the company directly or by visiting its Web site at http://www.microsemi.com.

   "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in the news release that are not entirely historical and factual in nature are forward-looking statements. For instance, all statements of belief and expectations are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include, but are not limited to, such factors as the difficulties regarding the making of estimates and projections, hiring and retention of qualified technical personnel in a competitive labor market, acquiring and integrating new operations or assets, closing or disposing of operations or assets, rapidly changing technology and product obsolescence, the ability to realize cost savings or productivity gains, the ability to improve capacity utilization, potential cost increases, the strength and competitive pricing environment of the marketplace, demand for and acceptance of the company's products, the results of in-process or planned development, marketing and promotional campaigns, changes in demand for products, difficulties foreseeing future demand, effects of limited visibility of future sales, potential non-realization of expected orders or non-realization of backlog, business and economic conditions or adverse changes in current or expected industry conditions, business disruptions, future effects of the tragic events of Sept. 11, customer order preferences, fluctuations in market prices of the company's common stock and availability of additional capital on favorable terms, difficulties in implementing company strategies, environmental matters, litigation, difficulties protecting patents and other proprietary rights, inventory obsolescence. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in the company's most recent Form 10-K filed on Dec. 24, 2001, the Form 10-Q filed on Feb. 13, 2002, and the final prospectus on Form S-3 filed on June 1, 2000, each filed by the company with the Securities and Exchange Commission. The company does not undertake to supplement or correct any information in this release that is or becomes incorrect.

                                 MICROSEMI CORP.
                    Pro Forma Consolidated Income Statements
                 Excluding Restructuring, Asset Impairments and
                        Acquisition Related Amortization

                      (In thousands, except per share data)

                                                             Quarter Ended                Six Months Ended
                                                         April 1,      March 31,     April 1,       March 31,
                                                           2001           2002         2001            2002
NET SALES                                               $ 63,131       $ 54,969     $ 126,136      $ 111,987
Cost of sales                                             42,578         35,035        85,609         70,234

GROSS MARGIN                                              20,553         19,934        40,527         41,753

Operating expenses:
Selling, general and administrative                        9,944         10,088        19,884         19,207
Research and development                                   3,774          5,793         7,197         10,947

Total operating expenses                                  13,718         15,881        27,081         30,154

OPERATING INCOME                                           6,835          4,053        13,446         11,599

Interest and other income (expense), net                     222           (220)          402           (314)

INCOME BEFORE PROVISION FOR INCOME TAXES                   7,057          3,833        13,848         11,285
Provision for income taxes                                 2,329          1,265         4,570          3,724

PRO FORMA NET INCOME                                    $  4,728       $  2,568     $   9,278      $   7,561

Pro Forma Earnings per share:
  Basic                                                 $   0.17       $   0.09     $    0.33      $    0.27
  Diluted                                               $   0.16       $   0.09     $    0.32      $    0.25

Common and common equivalent shares outstanding:
  Basic                                                   27,830         28,607        27,826         28,469
  Diluted                                                 29,378         29,855(a)     29,358         29,987

(a) Adjusted to include dilutive effect of common stock equivalents since pro-forma results are income.

The above pro forma amounts have been adjusted to exclude the following items:

Restructuring charges for:
  Inventory write-off                                   $     --       $  1,580     $      --      $   1,580
  Work force reductions                                       --          2,047            --          2,047
  Facility abandonments                                       --          1,688            --          1,688
Asset impairments                                             --          1,607            --          1,607
Amortization of goodwill and other intangible assets         686            844         1,359          1,936
                                                             686          7,766         1,359          8,858
Income tax effect                                            226          2,563           448          2,923

Effect of pro forma adjustments on net income           $    460       $  5,203     $     911      $   5,935

                            MICROSEMI CORP.
          Condensed Unaudited Consolidated Income Statements
                (In thousands, except per share data)

                                                           Quarter ended           Six months ended
                                                       April 1,     March 31,  April 1,       March 31,
                                                         2001         2002       2001           2002

NET SALES                                              $ 63,131     $ 54,969   $ 126,136      $ 111,987

Cost of sales (including inventory
 write-off due to restructuring)                         42,578       36,615      85,609         71,814

GROSS MARGIN                                             20,553       18,354      40,527         40,173
Operating expenses:
  Selling, general and administrative                     9,944       10,088      19,884         19,207
  Research and development                                3,774        5,793       7,197         10,947
  Amortization of goodwill and other
   intangible assets                                        686          844       1,359          1,936
  Restructuring charges                                      --        3,735          --          3,735
  Asset impairments                                          --        1,607          --          1,607

Total operating expenses                                 14,404       22,067      28,440         37,432

OPERATING INCOME (LOSS)                                   6,149       (3,713)     12,087          2,741

Interest and other income (expense), net                    222         (220)        402           (314)

INCOME (LOSS) BEFORE PROVISION FOR
 INCOME TAXES                                             6,371       (3,933)     12,489          2,427

Provision (benefit) for income taxes                      2,102       (1,298)      4,121            801

NET INCOME                                             $  4,268     $ (2,635)  $   8,368      $   1,626

Earnings (loss) per share:

Basic                                                  $   0.15     $  (0.09)  $    0.30      $    0.06
Diluted                                                $   0.15     $  (0.09)  $    0.29      $    0.06

Common and common equivalent shares outstanding:

Basic                                                    27,830       28,607      27,826         28,469
Diluted                                                  29,378       28,607      29,358         29,987

                            MICROSEMI CORP.
            Condensed Unaudited Consolidated Balance Sheets
                                (In thousands)

                                             Sept. 30       March 31,
                                               2001           2002
ASSETS
Current assets:
  Cash and cash equivalents                 $  24,808      $  15,822
  Accounts receivable, net                     37,950         35,156
  Inventories                                  58,889         60,028
  Other current assets                         14,349         15,257

Total current assets                          135,996        126,263

Property and equipment, net                    63,380         68,084
Other assets                                   40,795         39,163

TOTAL ASSETS                                $ 240,171      $ 233,510

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                         $  53,744      $  41,698
Long-term debt                                  6,078          5,282
Other long-term liabilities                     4,960          4,645
Stockholders' equity                          175,389        181,885

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $ 240,171      $ 233,510


    CONTACT:  Microsemi Corp., Irvine
              David R. Sonksen (investor inquiries), 949/221-7101
              Cliff Silver (editorial), 949/221-7112